Exhibit 4.10

TOMKINS PLC

THE TOMKINS 2006 PERFORMANCE SHARE PLAN

Administrative Amendment:	30 July 2008
Shareholders’ approval:	22 May 2006
Directors’ approval:	13 April 2006
Expiry date:	22 May 2016

SLAUGHTER AND MAY
One Bunhill Row,
London EC1Y 8YY
Ref: EAC

THE RULES OF THE TOMKINS 2006 PERFORMANCE SHARE PLAN

CONTENTS

1.	INTERPRETATION AND CONSTRUCTION	1
1.1	Definitions	1
1.2	Meaning of ceasing to be employed within the Group	3
1.3	Construction of Rules	3
1.4	Governing law	4
1.5	Administration	4
1.6	Disputes	4
2.	ELIGIBILITY	4
2.1	General	4
2.2	Absence on leave	4
3.	GRANTING AWARDS	4
3.1	Restrictions on grant	4
3.2	Operation of the Plan	5
3.3	Timing of grant	5
3.4	Performance Targets and other conditions	5
3.5	Changing Performance Targets and other conditions	6
3.6	Notification to the Trustee	6
3.7	Deed of grant for Awards	6
4.	INDIVIDUAL LIMIT	6
5.	PLAN LIMITS	7
5.1	General	7
5.2	Meaning of terms used in Rule 5	7
5.3	10 per cent in 10 years for all schemes	7
5.4	5 per cent in 10 years for discretionary schemes	8
6.	VESTING OF SHARES	8
7.	TRANSFER OF SHARES	8
7.1	Restrictions upon transfer of Shares	8
7.2	Lapsing of Awards	8
7.3	Share dealing code	9
7.4	Transfer of Vested Shares	9
7.5	Withholding obligations	9
8.	LEAVING EMPLOYMENT	10
8.1	Leaving employment - before the end of the first year of the Performance Period	10
8.2	Leaving employment for Cause	10
8.3	Leaving employment after the end of the first year of the Performance Period for a Permitted Reason	10

8.4	Leaving employment after the end of the Performance Period and before the Release Date	10
8.5	Leaving employment - any other reason	10
9.	CHANGE OF CONTROL AND LIQUIDATION	10
9.1	Release of Shares	10
9.2	Lapsing of Awards	11
10.	SUBSTITUTE AWARDS FOLLOWING CHANGE OF CONTROL	11
10.1	Application of Rule 10	11
10.2	Release of Awards	12
10.3	Deemed release	12
10.4	Consequences of release	12
11.	VARIATION OF CAPITAL	12
11.1	Application of Rule 11	12
11.2	Adjustment of Awards	12
11.3	Notification of adjustment	13
12.	GENERAL	13
12.1	No issue of new Shares	13
12.2	Non-transferability of Awards	13
12.3	Relationship to contract of employment	13
12.4	Notices and circulars to shareholders	13
12.5	Costs	13
12.6	Notices to Eligible Employees and Participants	13
12.7	Notices to Company and Trustee	14
13.	CHANGING AND ENDING THE PLAN	14
13.1	Power of change general	14
13.2	Power of change - sub-plans	14
13.3	Power of change limitations	14
13.4	Power of change - exceptions	15
13.5	Notification of changes	15
13.6	Ending the Plan	15
	THE SCHEDULE - PERFORMANCE TARGET	16 - 18

THE TOMKINS 2006 PERFORMANCE SHARE PLAN

PLAN SUMMARY

The Tomkins 2006 Performance Share Plan has been established to provide a share-based long-term incentive arrangement for senior managers including executive directors which more closely aligns the interests of managers with shareholders.

The Plan is an employees’ share scheme within the meaning of section 743 of the Companies Act 1985.

Participation in the Plan is discretionary.  Under the Plan, eligible employees may be granted awards in respect of shares in the Company.  Each award will be subject to a performance target, which must, in normal circumstances, be met before the award vests.  Performance targets will normally be measured over a period of not less than three years.  Special rules apply in the event of the participant’s employment terminating early or on a change of control of the Company.

This summary of the Plan does not form part of the rules of the Plan, which apply in the event of any inconsistency.

THE TOMKINS 2006 PERFORMANCE SHARE PLAN

1.	INTERPRETATION AND CONSTRUCTION

1.1	Definitions

In this Plan, the following expressions have the meanings shown next to them:

Announcement Date - any date on which the Company announces its financial results for any period to the Stock Exchange;

Award - a right to receive Shares in accordance with the Rules;

Award Shares - the Shares over which an Award is granted;

Board - the board of directors of the Company or a committee appointed by it;

CA 1985 - Companies Act 1985;

Cause - any reason which justifies a Participant’s summary dismissal;

Committee - the Remuneration Committee;

Company - Tomkins PLC registered in England with No. 203531;

Control - the same meaning as in section 840 (Meaning of “control” in certain contexts) of the ICTA 1988;

Eligible Employee - any employee who is eligible to take part in the Plan according to Rule 2 (Eligibility);

Grant Date - subject to Rule 3.3 (Timing of grant), the date on which an Award is granted;

Grantor - the Company for Awards granted or to be granted by the Company and the Trustee for Awards granted or to be granted by the Trustee;

Group:

(i)
for the purposes of Rule 8 (Leaving employment), the Company and its Subsidiaries together with any other company of which not less than 30 per cent of its equity share capital (within the meaning of section 744 (Expressions used generally in this Act) of the CA 1985) is beneficially owned (directly or indirectly) by the Company and its Subsidiaries and which the Committee has resolved for the time being should be treated for the purposes of that Rule as a member of the Group; and

(ii)	for all other purposes, the Company and its Subsidiaries, and the expression member of the Group will be construed accordingly;

Holding Company - the same meaning as in section 736 (“Subsidiary”, “holding company” and “wholly-owned subsidiary”) of the CA 1985;

ICTA 1988 - Income and Corporation Taxes Act 1988;

NIC Liability - a liability to pay national insurance contributions in the United Kingdom (or their equivalent outside the United Kingdom) in relation to an Award or the benefits received or capable of being received in respect of an Award;

Participant - the holder of an Award or, after his death, his personal representative;

Participating Employer - any member of the Group;

Performance Period - the period over which the Performance Target is to be measured as determined by the Committee;

Performance Target - the target or targets for an Award set under Rule 3.4 (Performance Targets and other conditions) as changed from time to time under Rule 3.5 (Changing Performance Targets and other conditions);

Permitted Reason - in relation to a Participant:

(i)	his death;

(ii)	his retirement;

(iii)	his ill-health, injury or disability;

(iv)	his redundancy within the meaning of the Employment Rights Act 1996;

(v)	the company by which the Participant is employed ceasing to be a member of the Group; or

(vi)	the business, or part of the business, in which the Participant works being transferred to a transferee which is not a member of the Group; and

(vii)	such other reason as the Committee may decide;

Plan - this plan including any schedule to the Rules;

Release Date – such date as the Committee may decide falling within the period of three months starting on the later of:

(i)	the Vesting Date; and

(ii)	the third anniversary of the Grant Date;

but this is subject to any Rule which provides for the Release Date to happen at another time;

Remuneration Committee - the committee of the Board known by that name;

Remuneration Committee - the committee of the Board known by that name;

(i)	his retirement at or after the date on which he is bound to retire in accordance with his contract of employment or, if there is no such date, his 65th birthday; or

(ii)	his retirement before that date with the consent of the Company;

Rules - the rules of this Plan;

Share - a fully-paid ordinary share in the capital of the Company;

Stock Exchange - London Stock Exchange plc or any recognised investment exchange for the purposes of the Financial Services and Markets Act 2000 which may take over the function of the London Stock Exchange plc;

Subsidiary - the same meaning as in section 736 (“Subsidiary”, “holding company” and “wholly-owned subsidiary”) of the CA 1985;

Trustee - the trustee of any employee benefit trust set up for the benefit of employees of the Group;

UK Listing Authority - the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part 6 (Official List) of the Financial Services and Markets Act 2000 or such other person as is from time to time appointed to be the competent authority for the purposes of that Act;

Unvested Award - any Award which is not a Vested Award;

Vested Award - subject to the Rules, an Award, or (as the case may be) that part of an Award, which the Committee determines has become a Vested Award;

Vested Shares - the number of Award Shares subject to a Vested Award; and

Vesting Date - in relation to an Award, the date on which the Committee certifies in accordance with the Rules that the Performance Target applicable to that Award has or has not been met and to what extent, up to the maximum.

1.2	Meaning of ceasing to be employed within the Group

(A)
For the purposes of the Rules but subject to (B), a Participant is to be treated as ceasing to be employed within the Group when he is no longer employed by any company which is a member of the Group.  For the avoidance of doubt, a Participant will cease to be employed by a member of the Group if the company by which he is employed ceases to be a member of the Group.

(B)	If a Participant is away from work:

(i)	in circumstances where he has a contractual or statutory right to return to work at the end of the period of leave; or

(ii)	because of a period of leave approved by the Board for this purpose,

the Participant will be treated for the purposes of the Rules as continuing to be employed within the Group (whether or not he is) unless and until the Board is satisfied that there is no longer any reasonable expectation that the Participant will return to work and not to have ceased to be so employed if he returns to work at the end of that period of leave.

1.3	Construction of Rules

(A)	Any reference in the Plan:

(i)	to the singular includes the plural and vice versa;

(ii)	to the masculine includes the feminine; and

(iii)	to an enactment includes that enactment as for the time being amended or re-enacted.

(B)	Any reference in a Rule to a number or letter in parenthesis (for example (B)) is a reference to the paragraph in that Rule with that number or letter.

(C)	The headings to the Rules are for reference purposes only and are not to be used in construing the meaning of the Rules.

1.4	Governing law

Unless the Rules say otherwise, this Plan, any Award granted under it and any agreement made under it are governed by English law.

1.5	Administration

Unless the Rules say otherwise, the Remuneration Committee will administer the Plan.

1.6	Disputes

The Remuneration Committee’s decision on the construction of the Rules and on any disputes arising under the Plan is final and binding on all persons.

2.	ELIGIBILITY

2.1	General

A person is eligible to be granted an Award at the discretion of the Committee if he is an employee (whether or not he is also a director) of a Participating Employer and not under notice (whether given or received).

2.2	Absence on leave

This Rule applies where an individual is away from work with a Participating Employer in circumstances where he has a statutory or contractual right to return to work at the end of the period of leave.  For the purposes of Rule 2, the individual will be treated as continuing to be employed by the Participating Employer unless and until the Committee is satisfied that there is no longer any reasonable expectation of the individual returning to work in exercise or his statutory or contractual rights to do so.

3.	GRANTING AWARDS

3.1	Restrictions on grant

(A)	The Committee must make sure:

(i)	that the limits in Rule 4 (Individual limit) and 5 (Plan limits) are not exceeded;

(ii)	that Awards are not granted after 22 May 2016; and

(iii)
that the Plan is not operated at any time, or in any circumstances, when to do so would be in breach of the Criminal Justice Act 1993, the Company’s code of practice on dealings in shares and securities, the Listing Rules of the UK Listing Authority or any other applicable laws or regulations.

(B)
If by reason of (A)(iii) the date on which an Award is granted to an Eligible Employee has to be deferred, the Committee may nevertheless decide that the Grant Date of that Award will be the date on which the Award would have been granted but for the deferral.

3.2	Operation of the Plan

(A)
Whenever it decides to operate the Plan, the Committee must decide who is to be the Grantor of the Award.  If the Grantor is to be the Trustee, the Committee must obtain the Trustee’s agreement beforehand.  The Trustee may not grant an Award without the consent of the Committee.

(B)
The Grantor may (with the prior written consent of the Committee if the Awards are to be granted by the Trustee) adopt such procedure as it thinks fit for granting Awards; it may invite Eligible Employees to apply for Awards or it may grant Awards without issuing invitations.

3.3	Timing of grant

(A)	Subject to Rule 3.1 and to (B), Awards may be granted as follows:

(i)	in the six weeks following the date on which the Plan is approved by the Company in general meeting;

(ii)	in the six weeks following an Announcement Date;

(iii)	when, or shortly after, an Eligible Employee first becomes employed by a member of the Group;

(iv)	when, or shortly after, an Eligible Employee is promoted to a position which qualifies him to receive an Award or an increased level of Award; and

(v)	at other times if the Committee considers that exceptional circumstances exist.

(B)	The Awards granted within the period mentioned in (A)(i) will be deemed to have a Grant Date of 22 November 2005.

3.4	Performance Targets and other conditions

(A)
The Committee must make each Award subject to a Performance Target; it may also impose other conditions. The Performance Target and the other conditions must be objective.  In particular, but without limitation, an Award may be granted on terms that the Participant must agree to bear the cost of some or all of any NIC Liability either by reimbursing the person otherwise liable or by entering into an election to transfer the NIC Liability to himself.

(B)
Except where the Rules specify otherwise, the Performance Target must be measured over a period of not less than three years beginning either with the Grant Date or with the start of the Company’s financial year in which the Award is granted.

(C)
Unless otherwise determined by the Committee, each Award will be subject to the Performance Target set out in the Schedule to these Rules.  Except with the prior approval of the Company in general meeting, the Committee may not use a Performance Target which, in the opinion of the Committee, is less challenging than the one set out in the Schedule.

3.5	Changing Performance Targets and other conditions

(A)	The Committee may change the Performance Target or the other conditions to which an Award is if it considers that it is fair and reasonable to do so.

(B)
The power to change includes the power to adjust the existing Performance Target or other conditions and to impose a new objective Performance Target or different objective conditions.  The change must not, however, have the effect, in the opinion of the Committee, of making the Performance Target or the other conditions either materially easier or materially more difficult to achieve than it was or they were when the Award was granted.

(C)	The Company must tell each Participant of any change in the Performance Target or other conditions which apply to his Award.

3.6	Notification to the Trustee

In any case where the Grantor is the Trustee, the Committee must tell the Trustee before setting or changing the Performance Target or the other conditions.

3.7	Deed of grant for Awards

On the Grant Date, the Grantor must execute a deed of grant in favour of each recipient of an Award.  The deed of grant may be in favour of more than one recipient.  If so, it will be retained by the Grantor but the Grantor must make it (or the relevant part of it) available for inspection by each recipient.  As soon as practicable after the Grant Date, the Company must procure that each recipient is given written details of his Award.

4.	INDIVIDUAL LIMIT

(A)
The annual value of the Awards granted to the Chief Executive and the Finance Director must not exceed, respectively, £4 million and £1.2 million.  The Committee will determine the level of Awards granted to other Participants.

(B)	For the purposes of (A), the value of an Award will be determined by reference to the market value of a Share at the Grant Date.

(C)
An Award may be granted on terms that the maximum value of the Shares that may vest in accordance with the Performance Target is limited.  For this purpose, the value of a Share will be determined by reference to the market value of a Share at or about the date (as determined by the Committee) that the Award becomes a Vested Award.

5.	PLAN LIMITS

5.1	General

The Committee must make sure that the nominal amount of Shares in respect of which Awards are granted on any date (to the extent to which those Awards are to be satisfied by Shares transferred from treasury) does not exceed either of the limits set out in Rule 5.3 or 5.4.

5.2	Meaning of terms used in Rule 5

In Rule 5:

(i)	allocate means the issue of new Shares or the transfer of treasury Shares in satisfaction of a person’s rights under an award;

(ii)	an award means any option or other right to acquire or receive Shares whether conditional or unconditional and whether or not for payment;

(iii)	a discretionary scheme is a scheme in which those taking part are senior employees and directors chosen at the discretion of the body administering the scheme;

(iv)	an employee share scheme means any scheme for employees of the Group which has been approved by the Company in general meeting;

(v)	equity share capital has the same meaning as in section 744 (Expression used generally in this Act) of the CA 1985 but, for the avoidance of doubt, will include any treasury shares;

(vi)
no account will be taken of Shares acquired by an employee or former employee (or the personal representatives of such a person) where the Shares are acquired for a price equal to their market value at or about the date of acquisition and the cost of those Shares is borne by the employee or former employee (or his estate);

(vii)	subject to (viii), no account will be taken of an award if and to the extent that the Committee considers that it will be satisfied by the transfer of existing Shares other than treasury Shares; and

(viii)
any Shares allocated to the trustee of any trust which were used or which are to be used to satisfy awards granted under an employee share scheme must be treated as having been allocated in respect of those awards unless the Shares were acquired by the trustee pursuant to a rights issue or other opportunity offered to the trustee in respect of Shares other than Shares previously allocated to it.

5.3	10 per cent in 10 years for all schemes

The limit for this Rule is A minus B where A is 10 per cent of the nominal amount of the Company’s equity share capital on the day before the Grant Date, and B is the total nominal amount of the following:

(i)	Shares allocated in respect of awards granted within the previous 10 years under any employee share scheme;

(ii)	Shares remaining to be allocated in respect of awards granted on the same date or within the previous 10 years under any employee share scheme; and

(iii)	Shares allocated on the same date or within the previous 10 years under any employee share scheme otherwise than in respect of an award.

5.4	5 per cent in 10 years for discretionary schemes

The limit for this Rule is A minus B where A is 5 per cent of the nominal amount of the Company’s equity share capital on the day before the Grant Date, and B is the total nominal amount of the following:

(i)	Shares allocated in respect of awards granted within the previous 10 years under any discretionary employee share scheme;

(ii)	Shares remaining to be allocated in respect of awards granted on the same date or within the previous 10 years under any discretionary employee share scheme; and

(iii)	Shares allocated on the same date or within the previous 10 years under any discretionary employee share scheme otherwise than in respect of an award.

6.	VESTING OF SHARES

At the end of the Performance Period, the Committee must determine whether and to what extent an Award has become a Vested Award and notify the Participant accordingly.  An Award may not become a Vested Award to an extent that is greater than the amount determined according to the Performance Target and/or any limit determined in accordance with Rule 4 (Individual limit).  If and to the extent that the Award Shares do not become Vested Shares, the Award will lapse.

7.	TRANSFER OF SHARES

7.1	Restrictions upon transfer of Shares

A Participant’s Award Shares may not be transferred to him unless and until they become Vested Shares.

7.2	Lapsing of Awards

(A)	Subject to (B), if an Award (or part of it) lapses under any Rule, it (or, as the case may be, the relevant part of it) lapses; it may not vest subsequently under any other Rule.

(B)
A Participant may release his Award in consideration of the grant of a new award in accordance with Rule 10 (Substitute awards following change of Control) within the time allowed by that Rule notwithstanding the provisions of Rule 11 (Change of Control and liquidation).

7.3	Share dealing code

(A)
The Release Date of an Award may not occur at any time when the buying or selling of securities by a director or employee of the Company would breach the Company’s code of practice on dealings in shares and other securities.

(B)	The restriction in (A) applies even if the Participant is not at that time forbidden by the code from buying or selling securities. The restriction does not, however, apply if permission is given:

(i)	in the case of a Participant who is bound by that code, in accordance with the procedures laid down in the code; or

(ii)	in the case of any other Participant, by such person as the Committee may nominate for this purpose.

7.4	Transfer of Vested Shares

(A)
Within 14 days of the Release Date of an Award, the Company must transfer the Participant’s Vested Shares, or arrange for those Vested Shares to be transferred, to the Participant or to someone else chosen by the Participant.

(B)	The obligation under (A) is, however, subject to:

(i)	any necessary consents or approvals as may be required by any competent authority having first been obtained;

(ii)	the Participant having complied with the terms of the Award; and

(iii)	some of the Shares being sold in accordance with Rule 7.5.

7.5	Withholding obligations

(A)	This Rule applies in either of the following situations:

(i)
if the Board considers that any person may have to make a payment to the appropriate authorities on account of the Participant’s liability to tax, duties, social security contributions or other amounts in respect of any of the following:

(a)	Award Shares becoming Vested Shares; or

(b)	any other event in connection with an Award; or

(ii)
if the Award has been granted subject to a condition that the Participant must reimburse any person for some or all of the NIC Liability arising on any event in connection with his Award or if the Participant has subsequently agreed to do so or if he has entered into an election to transfer some or all of that NIC Liability to himself.

(B)
The Participant must either pay that person the amount which it needs to pay (or has paid) the appropriate authorities or agree to other arrangements approved by the Company.  If he does not do so within such period as is specified by the Company, then he will be deemed to have authorised the disposal of such number of his Award Shares as is necessary to ensure that the net proceeds of sale of those Shares are as nearly as possible equal to the amount due to (or paid to) the appropriate authorities, or as are required to ensure that the Participant complies with his obligations, and the payment of the net proceeds of sale to that person.

8.	LEAVING EMPLOYMENT

8.1	Leaving employment - before the end of the first year of the Performance Period

(A)
Subject to (B), if a Participant’s employment within the Group ends for any reason whatsoever before the end of the first year of the Performance Period, his Award will lapse on the date on which his employment ends.

(B)	If the reason for the Participant’s employment ending is his death, the Committee may alternatively decide that the Award will not lapse or take such other action as it determines to be appropriate.

8.2	Leaving employment for Cause

If a Participant’s employment within the Group ends for Cause either during the Performance Period or after the end of the Performance Period and before the Release Date, his Award will lapse on the date on which his employment ends.

8.3	Leaving employment after the end of the first year of the Performance Period and before the Release Date for a Permitted Reason

If a Participant’s employment within the Group ends for a Permitted Reason after the end of the first year of the Performance Period and before the Release Date, he will retain his Award.

8.4	Leaving employment after the end of the Performance Period and before the Release Date

If a Participant’s employment within the Group ends after the end of the Performance Period and before the Release Date for any reason other than for Cause, he will retain his Award.

8.5	Leaving employment - any other reason

If a Participant’s employment within the Group ends and none of Rules 8.1, 8.2, 8.3 or 8.4 apply, his Award will lapse on the date on which his employment ends.

9.	CHANGE OF CONTROL AND LIQUIDATION

9.1	Release of Shares

(A)	This Rule applies in any of the following circumstances:

(i)
if any person (either alone or together with any person acting in concert with him) obtains Control of the Company or, already having Control of the Company, makes a general offer to acquire all of the Shares other than those which are already owned by him and/or any person acting in concert with him;

(ii)	if the court approves a compromise or arrangement between the Company and its members under section 425 (Power of company to compromise with creditors and members) of the CA 1985; or

(iii)	if a resolution is passed for the winding-up, or an order is made for the compulsory winding-up, of the Company;

and the date on which any of these events happens is called for the purposes of Rule 9 the relevant date.

(B)	If the Participant has an Unvested Award, then it will become a Vested Award (if at all) in respect of:

(i)
the number of Shares determined in accordance with Rule 6 (Vesting of Shares) by deeming the Performance Period to have ended on the relevant date and then adjusting it on such basis as the Committee may determine having regard to the proportion of the Performance Period which has expired by the relevant date; or

(ii)	such greater or lesser number of Shares as the Committee may determine having regard to such factors as it considers relevant.

(C)	If the Participant has a Vested Award or an Unvested Award that becomes a Vested Award according to (B), then Rule 6 (Release of Shares) will apply as if the relevant date were the Release Date.

9.2	Lapsing of Awards

Unless it is exchanged (whether before or after the date on which it would otherwise lapse) for a new award under Rule 10 (Substitute awards following change of Control), a Participant’s Award will lapse if and to the extent that it does not become a Vested Award in accordance with Rule 9.1(B).

10.	SUBSTITUTE AWARDS FOLLOWING CHANGE OF CONTROL

10.1	Application of Rule 10

Rule 10 applies if a company (the acquiring company):

(i)
obtains Control of the Company as a result of making a general offer to buy the whole of the issued share capital of the Company which is made on a condition which, if met, will give the acquiring company Control of the Company; or

(ii)	obtains Control of the Company as a result of making a general offer to buy all the Shares; or

(iii)	obtains Control of the Company as a result of a compromise or arrangement approved by the court under section 425 (Power of company to compromise with creditors and members) of the CA 1985; or

(iv)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F (Takeover offers) of the CA 1985.

The acquiring company’s offer under (i) or (ii) need not extend to shares which are already owned by it, its Holding Company or by its Subsidiaries or those of its Holding Company.

10.2	Release of Awards

With the agreement of the acquiring company, a Participant may release his Award (the old award) in return for the grant to him of another award (the new award) over shares in the acquiring company or some other company.

10.3	Deemed release

If a Participant’s old award is an Unvested Award, the Committee may determine that the Participant will be deemed to have agreed to the release of his old award in return for the grant of a new award under Rule 10.

10.4	Consequences of release

(A)	If a Participant is granted a new award under Rule 10:

(i)	the new award will vest or be exercisable in the same way as the old award;

(ii)	the new award will be subject to the provisions of the Plan as it had effect in relation to the old award immediately before its release;

(iii)	the Rules will apply to the new award as if references to Shares were references to the shares in respect of which the new award is granted;

(iv)
the Rules will apply to the new award as if references to the Company (including any such references as occur in expressions which are defined in Rule 1.1 (Definitions) and are used in those Rules) were references to the company in respect of whose shares the new award is granted; and

(v)	the Rules will apply with such adjustments as the Committee may decide.

(B)
If the old award was an Unvested Award immediately before the release and grant and the new award is not granted subject to a performance target, the new award will be deemed to become a Vested Award on the first date on which the old award could have become a Vested Award according to Rule 6 (Vesting of Shares).

11.	VARIATION OF CAPITAL

11.1	Application of Rule 11

Rule 11 applies if there is a variation in the share capital of the Company or in such other circumstances as the Board considers appropriate.

11.2	Adjustment of Awards

The Board may adjust each Award in any way that it thinks appropriate.  The Board’s decision will be final.  In the case of Awards granted by the Trustee, the Board must, however, get the Trustee’s agreement beforehand.

11.3	Notification of adjustment

The Company must tell each Participant of any adjustment to his Award as soon as possible after the Board’s decision.

12.	GENERAL

12.1	No issue of new Shares

The Company may not issue any new Shares for the purposes of the Plan.

12.2	Non-transferability of Awards

An Award is personal to the Participant and his personal representatives. It will lapse immediately if:

(i)	the Participant transfers it or creates any interest in it in favour of any third party; or

(ii)	a bankruptcy order is made in respect of him or any similar event occurs under the laws of any country other than England.

12.3	Relationship to contract of employment

Participation in the Plan is a matter entirely separate from, and does not affect, a Participant’s pension rights or terms of employment.  If a Participant ceases to be entitled to exercise his Award or to receive Shares or the Award Shares are forfeited because his employment ends (whether fairly, unfairly, lawfully or wrongfully) or for any other reason, he will not be entitled to any compensation by reference to the rights granted to, or the benefits capable of being received by, him under the Plan or for the loss of such rights or benefits.

12.4	Notices and circulars to shareholders

The Company need not give Participants copies of any documents sent by the Company to its shareholders.

12.5	Costs

The Company must pay the costs of preparing and running the Plan. It may, however, require Participating Employers to share the costs on such a basis as the Board considers fair.

12.6	Notices to Eligible Employees and Participants

(A)
Any notice or document to an Eligible Employee or Participant may be given either personally or through the internal post or by sending it by ordinary post, e-mail or facsimile or by other electronic means (including the internet and the intranet) to the address or number given by that person.

(B)
Where a notice or document is sent to an Eligible Employee or Participant by ordinary post, it will be treated as being received 72 hours after it was put into the post properly addressed and stamped.  In all other cases, the notice or document will be treated as received when it is given.

(C)
All notices and documents given or sent to Eligible Employees or Participants will be given or sent at the risk of the addressee.   Neither the Company nor any of its Subsidiaries nor the Trustee has any liability in respect of any notice or document given or sent, nor any obligation to check that the addressee actually receives it.

12.7	Notices to Company and Trustee

(A)
A notice or document to the Company or the Trustee must be given by such means as the Board may from time to time decide.  Such means may include, but are not limited to, delivering it personally or through the internal post to the recipient’s registered office or principal place of business or by sending it by facsimile or e-mail or other electronic means (including the internet and the intranet).

(B)	Unless otherwise agreed by the Company, a notice or document will only be effective once it is received by the recipient.

(C)
All notices and documents given or sent to the Company or the Trustee will be given or sent at the risk of the sender.  Neither the Company nor any of its Subsidiaries nor the recipient has any liability in respect of any notice or document given or sent, nor any obligation to check that the addressee actually receives it.

13.	CHANGING AND ENDING THE PLAN

13.1	Power of change - general

Subject to the limitations in Rule 13.3, the Committee may change the Plan in any way.

13.2	Power of change - sub-plans

In exercise of the power of change, the Committee may create sub-plans.

13.3	Power of change - limitations

(A)
Subject to the exceptions in Rule 13.4, the approval of the Company in general meeting must be obtained before making any change to the advantage of employees or Participants to the following provisions:

(i)	Rule 2 (Eligibility);

(ii)	Rule 3.4 (Performance Targets and other conditions);

(iii)	Rule 3.5 (Changing Performance Targets and other conditions);

(iv)	Rule 4 (Individual limit);

(v)	Rule 5 (Plan limits);

(vi)	Rule 8 (Leaving employment);

(vii)	Rule 9 (Change of Control and liquidation);

(viii)	Rule 11 (Variation of capital);

(ix)	Rule 12.2 (Non-transferability of Awards);

(x)	this Rule 13.

(B)
Subject to the exceptions in Rule 13.4, no change may be made which would affect adversely any of the subsisting rights of a Participant except either with his written consent or with the consent of most of the Participants affected by the change.

13.4	Power of change - exceptions

The Remuneration Committee may:

(i)	change the Plan to take account of any changes to any relevant law;

(ii)	may change the Plan to get or keep favourable tax, exchange control or regulatory treatment for Participants or any member of the Group; and

(iii)	make minor changes to the Plan to ease its administration or to correct clerical errors.

13.5	Notification of changes

The Company must tell a Participant about any change which affects his rights.

13.6	Ending the Plan

The Remuneration Committee may end the Plan at any time in which case no further Awards will be granted. In all other respects, the Plan will remain in force.

THE SCHEDULE

PERFORMANCE TARGET

1.           Introduction

This Schedule sets out the Performance Target that is applicable to all Awards granted under the Plan unless the Committee determines otherwise.

2.	Definitions

In this Schedule, unless the context otherwise requires, words and expressions defined in the Rules have the same meanings and the following words and expressions have the meanings shown next to them:

Cost of equity - the baseline performance below which no Award Shares will vest as notified to the Participant when his Award is granted to him;

Annualised TSR for a three-year Performance Period is calculated as follows:

        By way of example (assuming Cumulative TSR of 60 per cent): Annualised TSR equals the cube root of 1 plus 0.60, which equals 1.17, minus 1 which equals 17 per cent.

Cumulative TSR - the increase in the Net Return Index for the Company as calculated by Datastream (or a similar financial information provider) over the Performance Period calculated as follows:

where, but subject to paragraph 3 below:

TSR1 is its average Net Return Index over each weekday (excluding Saturdays, Sundays and bank holidays) during the three months immediately prior to the beginning of the Performance Period; and

TSR2 is its average Net Return Index over each weekday (excluding Saturdays, Sundays and bank holidays) during the last three months of the Performance Period.

Linear sliding scale – where an Award will vary according to a linear relationship between annualised TSR over the Performance Period and the size of the Award as long as annualised TSR is above the cost of equity and below the maximum level (which corresponds to a cumulative TSR of 60 per cent over the performance Period):

Net Return Index - the index that reflects movements in share price over a period and dividends reinvested on a net basis (without any associated tax credit) in shares on the ex-dividend date;

Performance Period - the period of three years starting with the Grant Date of the Award;

3.	The Performance Target

3.1	Subject to the rules of the Plan, the Award Shares will not become Vested Shares unless and to the extent that the Performance Target is satisfied.

3.2	As soon as practicable following the end of the Performance Period, the Committee shall calculate the TSR for the Performance Period.

3.3	If the Annualised TSR is equal to or less than the Cost of Equity, none of the Award Shares will become Vested Shares and the Award will lapse.

3.4	If the Cumulative TSR is at or above 60 per cent, the Award will vest in full and all of the Award Shares will become Vested Shares.

3.5
If the Annualised TSR is greater than the Cost of Equity but the Cumulative TSR is less than 60 per cent, the Award will vest on a linear sliding scale.  If and to the extent that the Award does not vest, it will forthwith lapse.

3.6
Notwithstanding the foregoing, the number of Award Shares that may become Vested Shares must not exceed the number determined in accordance with the limit, if any, imposed under Rule 4 (Individual limit).  If and to the extent that the Award does not vest as a result of that limit, it will forthwith lapse.

4.	Adjustment or substitution of Performance Target

In accordance with and subject to the Rules of the Plan, the Committee may adjust the Performance Target set out in this Schedule or substitute new Performance Target in circumstances as a result of which the Committee considers it fair and reasonable to make the adjustment or substitution.

5.	Determinations and disputes

All determinations regarding the matters set out in this Schedule, including any questions relating to their interpretation and assessment as to whether or not the Performance Targets have been met, shall be made by the Committee whose decision shall be final and binding. The decision of the Committee in any dispute relating to these Performance Target shall be final and conclusive.